Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated as of January 15, 2013 (the "Agreement"), is by and between Healthways, Inc., a Delaware corporation (the "Company"), and Matt Michela (the "Executive"). This Agreement replaces and supersedes any other employment agreement between the Company and Executive.

WHEREAS, the Company desires that the Executive serve or continue to serve as Market Executive Officer ("Market Executive Officer") and the Executive desires to hold such position under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

I.	EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

II.	TERM. Subject to termination as stated in Section VI, the term of employment of the Executive pursuant to this Agreement (as the same may be extended, the "Term") shall commence on February 11, 2013 (the "Effective Date"), and shall have a continuous term of two (2) years thereafter.

III.	POSITION. During the Term, the Executive shall serve as Market Executive Officer of the Company performing duties commensurate with the position and such additional duties as the Company shall determine. If asked, the Executive agrees to serve, without any additional compensation, as a director on the Board of Directors of the Company (the "Board") and/or the board of directors of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company. If the Executive's employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director and officer of the Company (and any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive's employment with the Company.

IV.	DUTIES. During the Term, the Executive shall devote the Executive's full time and attention during normal business hours to the business and affairs of the Company; provided, however, that it shall not be a violation of this Agreement for the Executive with the approval of the Company to devote reasonable periods of time to charitable and community activities and industry or professional activities, and/or to manage personal investments, so long as such activities do not interfere with the performance of the Executive's responsibilities under this Agreement.

V.            COMPENSATION

A.	Base Salary. The Executive's initial base salary as of the Effective Date is $355,000 per year. Effective January 1 of each calendar year after the Effective Date during the Term of this Agreement, upon the recommendation of the Chief Executive Officer ("CEO"), the Board (or a committee of the Board) shall review the Executive's base salary and may increase such amount if and as it may deem advisable. Such initial base salary, as it may be increased during the Term, is defined as the "Base Salary." The Base Salary shall be payable in substantially equal installments in accordance with the Company's normal payroll practices, and is subject to all proper taxes and withholding. The Base Salary rate at which the Executive is being compensated on the Date of Termination (as defined below) shall be the Base Salary rate used in determining all severance amounts payable to the Executive hereunder.

B.	Bonus Plan. Such bonus, if any, as shall be determined, upon the recommendation of the CEO, by the Board (or any designated Committee of the Board comprised solely of independent directors), and shall be paid in accordance with the terms and conditions of the bonus plan established for the Company ("Bonus Plan").

C.	Long Term Incentive Awards. During the Term, upon the recommendation of the CEO, the Board (or any designated committee of the Board comprised solely of independent directors) will consider, in its sole discretion, long term incentive awards to the Executive pursuant to the Company's equity incentive plans.

D.	Other Benefits. In addition to the benefits specifically provided for herein, during the Term the Executive shall be entitled to participate in all benefit plans maintained by the Company for officers generally according to the terms of such plans.

VI.	TERMINATION OF AGREEMENT. The Executive's employment under this Agreement shall not be terminated except as set forth in this Section VI. Any reference to the date of delivery of a notice of termination or resignation by either the Company or the Executive in this Section VI shall constitute the "Date of Termination," unless otherwise set forth herein. For purposes of this Agreement, the Executive will be deemed to have terminated employment when the Executive has a "separation from service" from the Company as determined in accordance with Treasury Regulation 1.409A-1(h).

A.	By Mutual Consent. The Executive's employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive upon such terms as are agreed upon between the parties.

B.	Death. If Executive dies during the Term of this Agreement, the Company shall pay the Executive's Base Salary due through the date of the Executive's death to the Executive's designated beneficiary plus a pro-rata portion of any Bonus Plan or other compensation to which the Executive is otherwise entitled as of the time of the Executive's death, which Bonus Plan amount will be determined and paid after the end of the fiscal year for which the Bonus Plan was in place. The amount of Base Salary due through the date of the Executive's death shall be paid to the Executive's designated beneficiary within thirty (30) days of the Executive's death, with the date of such payment chosen by the Company in its sole discretion. Any bonus shall be paid at such time designated in the Bonus Plan. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties at the time of the Executive's death. In addition, all amounts contributed by the Company to the Capital Accumulation Plan ("CAP") for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect at the time of the Executive's death. The Company shall then have no further obligations to the Executive or any representative of the Executive's estate or heirs except that Executive's estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable under the Company's life insurance policies and other plans as they relate to benefits following death then in effect.

C.	Disability

1.	The Executive's employment may be terminated by written notice by either party to the other party, when:

a.	the Executive suffers a physical or mental disability entitling the Executive to long-term disability benefits under the Company's long-term disability plan, if any, or

b.	in the absence of a Company long-term disability plan, the Executive is unable, as determined by the Board (or any designated Committee of the Board), to perform the essential functions of the Executive's regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

2.	If the Executive's employment is terminated under this Section VI.C, the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus Plan or other compensation to which the Executive is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.	an amount equal to the Executive's Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	if permitted under the Company's group medical insurance, group medical benefits at the same rate as then in effect for the Company's employees for two (2) years after the Date of Termination; provided, that if the Executive instead elects continuation of group benefits under COBRA, the Company shall pay the full cost of the premiums for two (2) years following the Date of Termination. The costs of the Company's portion of any premiums due under this Section VI.C.2.c shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the "Code").

3.	The amounts in Section VI.C.2.b above shall be reduced by any disability insurance payments the Executive receives as a result of the Executive's disability, and shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the eighteen (18) month period described in Section VI.C.2.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits under this Section VI.C.3.Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

D.	By the Company for Cause

1.	The Executive's employment may be terminated by the Company, by written notice to the Executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following events (each of which shall constitute "Cause" for termination):

a.	the continued failure by the Executive to substantially perform the Executive's duties after written notice and failure to cure within sixty (60) days;

b.	conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage Executive's ability to effectively perform the Executive's duties;

c.	theft or dishonesty by the Executive;

d.	intoxication while on duty; or

e.	willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

2.	If the Executive's employment is terminated under this Section VI.D, the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and no more.

3.	Notwithstanding the foregoing, the Executive will receive a severance amount consisting of six (6) months of the Executive's Base Salary (payable periodically at regular payroll intervals, and commencing upon the first payroll period occurring after the For Cause Release Period (defined below) expires) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of Date of Termination (the "For Cause Release Period") in order for the Executive to receive the Executive's six (6) months of severance benefits under this Section VI.D.3. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. The Executive shall not be entitled to receive any unvested Company contributions to the CAP.

E.	By the Company Without Cause

1.	The Executive's employment may be terminated by the Company at any time without Cause by delivery of a written notice of termination to the Executive. If the Executive's employment is terminated under this Section VI.E, the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus Plan or other compensation to which the Executive is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.	an amount equal to the Executive's Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	group medical benefits for eighteen (18) months after the Date of Termination. The costs of the Company's portion of any premiums due under this Section VI.E.1.c shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.

2.	The amount in Section VI.E.1.b above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the eighteen (18) month period described in Section VI.E.1.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

F.	By the Executive for Good Reason

1.	The Executive's employment may be terminated by the Executive by written notice of the Executive's resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute "Good Reason" for resignation:

a.	a material reduction in the Executive's Base Salary (unless such reduction is part of an across the board reduction affecting all Company executives with a comparable title);

b.	a requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs the Executive's duties hereunder at the time of such relocation;

c.	in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to the Executive and which is executed by the Executive; or

d.	a material reduction in the Executive's title, or a material and adverse change in Executive's status and responsibilities, or the assignment to Executive of duties or responsibilities which are materially inconsistent with Executive's status and responsibilities.

2.	The Executive shall give the Company written notice of the Executive's intention to resign for Good Reason (stating the reason therefor) within sixty (60) days after the occurrence of one of the events stated in Section VI.F.1.a, b, c or d above (the "Good Reason Events") and the Company shall have sixty (60) days (the "Cure Period") thereafter to rescind the Good Reason Event(s), in which event the Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then the Executive may resign for Good Reason and receive the benefits described below so long as the resignation for Good Reason occurs within thirty (30) days following the expiration of the Cure Period, otherwise the right to resign on the basis of that Good Reason Event(s) shall be deemed to have been waived. If the Executive resigns for Good Reason as defined in this Section VI.F, the Executive shall be entitled to receive:

a.	all Base Salary and benefits due to the Executive under this Agreement through the Date of Termination (payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion) and a pro-rata portion of any Bonus Plan or other compensation to which the Executive is otherwise entitled as of the Date of Termination, which Bonus Plan amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.	an amount equal to Executive's Base Salary for a total of eighteen (18) months following the Date of Termination; and

c.	group medical benefits for eighteen (18) months after the Date of Termination. The costs of the Company's portion of any premiums due under this Section VI.F.2.c shall be included in the Executive's gross income to the extent the provision of such benefits is deemed to be discriminatory under Section 105(h) of the Code.

3.	The amount in Section VI.F.2.b above shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination and for the remaining term of the non-compete covenant in Section IX hereof. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals following the end of the eighteen (18) month period described in Section VI.F.2.b above) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective any and any revocation period must expire within sixty (60) days of the Date of Termination in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

G.	By the Executive Without Good Reason

1.	The Executive may terminate the Executive's employment at any time by delivery of a written notice of resignation to the Company no less than sixty (60) days and no more than ninety (90) days prior to the effective date of the Executive's resignation. The Executive shall receive all Base Salary and benefits due under this Agreement through the next payroll date following the Date of Termination, and no more.

2.	Although the Executive is not entitled to any severance amount in the event of termination pursuant to this Section VI.G, the Executive may reduce the term of the non-compete and non-solicitation covenants in Section IX hereof, from twenty-four (24) months to eighteen (18) months, upon execution of a full release of claims in favor of the Company. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other vested equity incentives shall remain exercisable solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. All unvested equity incentives shall terminate on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive that have vested shall be paid out in accordance with the terms of the CAP as in effect on the Date of Termination. The Executive shall not be entitled to receive any unvested Company contributions to the CAP.

H.	Following a Change in Control

1.	If the Executive's termination of employment without Cause (pursuant to Section VI.E) or for Good Reason (pursuant to Section VI.F) occurs within twelve (12) months following a Change in Control, then the amounts payable pursuant to Section VI.E or Section VI.F above, as the case may be, shall be referred to as the "Change in Control Severance Amount," and shall be paid to Executive in a lump sum no later than sixty (60) days following the Date of Termination, with the date of such payment determined by the Company in its sole discretion. In addition, the Executive will receive an enhanced severance amount consisting of six (6) additional months of the Executive's Base Salary (payable periodically at regular payroll intervals, and commencing upon the first payroll period occurring after the Change in Control Release Period (defined below) expires) upon the Executive's execution of a full release of claims in favor of the Company. Such release must be executed and become effective and any revocation period must expire within sixty (60) days of the Date of Termination (the "Change in Control Release Period") in order for the Executive to receive the Executive's additional six (6) months of enhanced severance benefits. Payments pursuant to this Section VI.H shall be made in lieu of, but not in addition to, any payment under any other paragraph of this Section VI. Furthermore, all outstanding stock options, restricted stock, restricted stock units and any other unvested equity incentives shall vest and/or remain exercisable for their stated terms solely in accordance with the terms of the award agreements to which the Company and the Executive are parties on the Date of Termination. In addition, all amounts contributed by the Company to the CAP for the benefit of the Executive shall vest and thereafter be paid out in accordance with the terms of the CAP as in effect on the Date of Termination.

2.	For the purposes of this Agreement, a "Change in Control" shall mean any of the following events:

a.	any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 35% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business);

b.	as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction; or

c.	during any period of two (2) consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors of the Company then still in office who were directors of the Company at the beginning of any such period.

Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as "deferred compensation" for purposes of Code Section 409A, a Change in Control shall mean a "change in the ownership of the Company," a "change in the effective control of the Company," or a "change in the ownership of a substantial portion of the assets of the Company" as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

3.	Excise Tax Payment. If, in connection with a Change in Control, the Internal Revenue Service asserts, or if the Executive or the Company is advised in writing by an established accounting firm, that any payment in the nature of compensation to, or for the benefit of, the Executive from the Company (or any successor in interest) constitutes an "excess parachute payment" under Section 280G of the Code, whether paid pursuant to this Agreement or any other agreement, and including property transfers pursuant to securities and other employee benefits that vest upon a Change in Control (collectively, the "Excess Parachute Payments") the Company shall pay to the Executive, a cash sum equal to the amount of excise tax due under Section 4999 of the Code on the entire amount of the Excess Parachute Payments (excluding any payment pursuant to this Section VI.H.3) (the "Gross-up Amount"). The payment of the "Gross-up Amount" due to the Executive under this Section VI.H.3 shall be paid as soon as reasonably possible following demand of payment by the Executive, but in no event later than December 31 of the year following the year (A) any tax is paid to the Internal Revenue Service regarding this Section VI.H.3 or (B) any tax audit or litigation brought by the Internal Revenue Service or other relevant taxing authority related to this Section VI.H.3 is completed or resolved in accordance with Treasury Regulation 1.409A-3(i)(1)(v).
I.	Delay of Payments Pursuant to Section 409A. It is intended that (1) each installment of the payments provided under this Agreement is a separate "payment" for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive's employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a "specified employee" (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive's death. Any payments delayed pursuant to this Section VI.I shall be made in a lump sum on the first day of the seventh month following the Executive's "separation from service" (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive's death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive's employment or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, such amount shall be paid in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit. In addition, notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes "deferred compensation" for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code. For the avoidance of doubt, any payment due under this Agreement within a period following Executive's termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

VII.	REPRESENTATIONS. The Executive represents and warrants that the Executive is not a party to any agreement or instrument which would prevent the Executive from entering into or performing the Executive's duties in any way under this Agreement.

VIII.	ASSIGNMENT, BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by the Executive, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

IX.            CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

A.	The Executive acknowledges that:

1.	the business of providing Healthcare and/or well-being support services, coaching or management in which the Company is engaged (the "Business") is intensely competitive and that the Executive's employment by the Company will require that the Executive have access to and knowledge of confidential information of the Company relating to its business plans, financial data, marketing programs, client information, contracts and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Agreement by the Executive;

2.	the use or disclosure of such information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

3.	the engaging by the Executive in any of the activities prohibited by this Section IX shall constitute improper appropriation and/or use of such information. The Executive expressly acknowledges the trade secret status of the Company's confidential information and that the confidential information constitutes a protectable business interest of the Company. Other than as may be required in the performance of the Executive's duties, Executive expressly agrees not to divulge such confidential information to anyone outside the Company without prior permission.

B.	The "Company" (which shall be construed to include the Company, its subsidiaries and their respective affiliates) and the Executive agree that for a period of eighteen (18) months after the Date of Termination if the Executive's employment is terminated under Sections VI.C, D, E, F or H, and for a period of twenty-four (24) months after the Date of Termination if the Executive's employment is terminated under Section VI.G, the Executive shall not:

1.	engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of the Executive's employment hereunder. For purposes of this Agreement, "Competition" by the Executive shall mean the Executive's being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive's name to be used in connection with the activities of any entity engaged in the Business, provided that, it shall not be a violation of this Section IX.B.1 for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Exchange Act, provided that, the Executive does not participate in the business of such corporation until such time as this covenant expires; and

2.	The Executive further agrees that the Executive will not, directly or indirectly, for the Executive's benefit or for the benefit of any other person or entity, do any of the following:

a.	solicit from any customer, doing business with the Company as of the Date of Termination, business of the same or of a similar nature to the Business of the Company with such customer;

b.	solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within eighteen (18) months prior to the Date of Termination; or

c.	recruit or solicit the employment or services of any person who was employed by the Company as of the Date of Termination and is employed by the Company at the time of such recruitment or solicitation.

3.	The Executive acknowledges that the services to be rendered by the Executive to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by the Executive of any of the provisions contained in this Section IX will cause the Company irreparable injury. The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations. The Executive acknowledges that the terms of this Section IX and its obligations are reasonable and will not prohibit the Executive from being employed or employable in the health care industry.

C.	If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

X.	ENTIRE AGREEMENT. This Agreement, together with Exhibit A attached hereto, contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of the Executive's choosing.

XI.	AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

XII.	NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing:

            To the Executive at:                                                                                                  To the Company at:

Matt Michela Address on file	Healthways, Inc. 701 Cool Springs Blvd. Franklin, TN 37067 Attn: CEO w/copy to Legal Department

Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

XIII.	SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

XIV.	SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

XV.	GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof, and venue shall be the United States District Court for the Middle District of Tennessee.

XVI.	HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

XVII.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

                                                                                                                HEALTHWAYS, INC.

By:  /s/ Ross Scott
Name:  Ross Scott
Title:   Senior Vice President, Human Resources

                                                                                                                EXECUTIVE

/s/ Matt Michela
Matt Michela

EXHIBIT A

Exceptions

Notwithstanding anything in the Agreement to the contrary, the following terms are also part of the Agreement and supersede any contradictory term contained therein: